Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810-5113

Praxair, Inc. and Subsidiaries
EXHIBIT 10.02c

First Amendment to
Praxair, Inc.
Severance Compensation Agreement
December 11, 2012

«First_Name» «Last_Name»
«Address_Line_11»
«Address_Line_21»
«City1», «State_Province_1» «Zip_Code1»

Dear «First_Name»:
This letter serves as an amendment to the Severance Compensation Agreement between you and Praxair, Inc. dated as of (insert date) (“Agreement”). The Agreement, as modified by this amendment, shall be effective as of December 31, 2012. Kindly sign this amendment where indicated below to acknowledge your acceptance of its terms and return the original to Marge Turkenkopf by no later than December 31, 2012.

Subsection 2e is amended to add the following sentences at the end thereof:
In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  In addition, to the extent payments under this Agreement that are contingent upon your execution of the general release described above constitute deferred compensation for purposes of Section 409A and your execution period for the general release shall commence in one tax year and end in the subsequent tax year, such payments under this Agreement shall be made solely in the subsequent tax year.

Sincerely,
PRAXAIR, INC.

By: /s/ Steve Angel
Steve Angel

Title: Chairman, President & CEO

Agreed to this __ day of __________, 2012

(Signature)